Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183449

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered(1)	Proposed Maximum Offering Price per Note	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
1.750% Notes due 2022	$687,950,000.00	99.160%	$682,171,220.00	$87,863.65
3.000% Notes due 2034	$687,950,000.00	98.089%	$674,803,275.50	$86,914.66
Total	$1,375,900,000.00		$1,356,974,495.50	$174,778.31

(1)	€500,000,000 aggregate principal amount of 1.750% Notes due 2022 and €500,000,000 aggregate principal amount of 3.000% Notes due 2034 will be issued. The Amount to be Registered is based on the May 12, 2014 euro/U.S.$ exchange rate of €1.00/$1.3759, as reported by Bloomberg.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated August 21, 2012)

€1,000,000,000

ILLINOIS TOOL WORKS INC.

€500,000,000  1.750% Notes due 2022

€500,000,000  3.000% Notes due 2034

This is an offering by Illinois Tool Works Inc. of €500,000,000 aggregate principal amount of 1.750% notes due 2022 (the “2022 notes”) and €500,000,000 aggregate principal amount of 3.000% notes due 2034 (the “2034 notes”). The 2022 notes and the 2034 notes are collectively referred to as the “notes.”

Interest on the 2022 Notes will be paid annually in arrears on May 20 of each year, beginning on May 20, 2015. Interest on the 2034 Notes will be paid annually in arrears on May 19 of each year, beginning on May 19, 2015. The 2022 notes will mature on May 20, 2022 and the 2034 notes will mature on May 19, 2034. We may redeem all or part of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. We may also redeem all, but not part, of the notes at any time if certain events occur involving changes in United States taxation, at par plus accrued and unpaid interest, as described in this prospectus supplement. See “Description of Notes—Optional Redemption” and “Description of Notes—Redemption for Tax Reasons.”

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will not be convertible or exchangeable.

Currently, there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Investing in our notes involves risks that are described under “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us
Per 2022 note	99.160%	0.425%	98.735%
Total for 2022 notes	€495,800,000	€2,125,000	€493,675,000
Per 2034 note	98.089%	0.625%	97.464%
Total for 2034 notes	€490,445,000	€3,125,000	€487,320,000

Total	€986,245,000	€5,250,000	€980,995,000

(1)	Plus accrued interest, if any, from May 20, 2014, if settlement occurs after that date.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about May 20, 2014, which is the sixth London business day following the date of this prospectus supplement.

Joint Book-Running Managers

Goldman, Sachs & Co	J.P. Morgan	Société Générale Corporate & Investment Banking
(All Notes)	(All Notes)	(All Notes)

Barclays			Commerzbank			Banca IMI			Danske Bank
(2022 Notes)			(2022 Notes)			(2034 Notes)			(2034 Notes)

Co-Managers

Banca IMI	Barclays	BBVA	BofA Merrill Lynch	Citigroup	Commerzbank	Danske Bank	HSBC	ING	Mizuho Securities	Wells Fargo Securities
(2022 Notes)	(2034 Notes)	(All Notes)	(All Notes)	(All Notes)	(2034 Notes)	(2022 Notes)	(All Notes)	(All Notes)	(All Notes)	(All Notes)

Prospectus Supplement dated May 12, 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated as of August 21, 2012, which was originally filed as part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the United States Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “we,” “us,” “our” and the “Company” refer to Illinois Tool Works Inc. and its subsidiaries.

References in this prospectus supplement and the accompanying prospectus to “$” and “dollars” are to the currency of the United States. References to “€” and “euros” in this prospectus supplement and the accompanying prospectus are to the single currency of the member states of the European Monetary Union that have adopted or that adopt such single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

S-ii

Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

STABILIZATION

In connection with the issue of the notes, J.P. Morgan Securities plc (in this capacity, the “Stabilizing Manager”) (or any person acting on behalf of the Stabilizing Manager) may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intends,” “may,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, including, without limitation, statements regarding the expected acquisition or disposition of businesses, economic conditions in various geographic regions, the timing and amount of share repurchases, our Enterprise Strategy and our ability to manage our strategic business initiatives and the timing and amount of benefits therefrom, the adequacy of internally generated funds and credit facilities to meet dividend payout objectives and fund share repurchases and debt service obligations, the cost and availability of additional financing, the intention to refinance debt obligations, our portion of future benefit payments related to pension and postretirement benefits, the availability of raw materials and energy, the expiration of any one of our patents, the cost of compliance with environmental regulations, the likelihood of future goodwill or intangible asset impairment charges, the outcome of outstanding legal proceedings, the impact of adopting new accounting pronouncements and the estimated timing and amount related to the resolution of tax matters. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) weakness or downturns in the markets we serve, (2) changes or deterioration in international and domestic political and economic conditions, (3) disruptions to our business as we implement our enterprise initiatives, (4) market conditions and availability of financing to fund our planned repurchase of shares, (5) negative effects of divestitures, including EPS dilution and impairment charges, (6) the risk of intentional acts of our employees, agents or business partners that violate anti-corruption and other laws, (7) the unfavorable impact of foreign currency fluctuations, (8) potential negative impact of acquisitions on our profitability and return on invested capital, (9) decreases in credit availability, (10) raw material price increases and supply shortages, (11) an interruption in, or reduction in, introducing new products into our product lines, (12) unfavorable tax law changes and tax authority rulings, (13) financial market risks to our obligations under our defined benefit pension plans, and (14) potential adverse outcome in legal proceedings. The risks covered here are not all inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in the section of this prospectus supplement entitled “Risk Factors” appearing below and elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

S-iv

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014; and

3. Current Reports on Form 8-K filed on February 12, 2014, February 13, 2014, February 20, 2014, February 26, 2014, March 14, 2014, March 25, 2014, May 1, 2014 and May 7, 2014 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offering. Those documents will become a part of this prospectus supplement from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus supplement after the date of this prospectus supplement will automatically update and may replace information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Maria C. Green, Senior Vice President, General Counsel and Secretary

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

United States of America

+1(847) 724-7500

Documents may also be available on our website at www.itw.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

S-v

SUMMARY

The Company

We are a global manufacturer of a diversified range of industrial products and equipment with operations in 56 countries.

As of December 31, 2013, our continuing operations were internally reported as 28 operating segments to senior management and aggregated into the following seven external reportable segments: Automotive OEM; Test & Measurement and Electronics; Food Equipment; Polymers & Fluids; Welding; Construction Products; and Specialty Products.

The following is a description of our seven reportable segments:

Automotive OEM: Businesses in this segment produce components and fasteners for automotive-related applications.

In the Automotive OEM segment, products and services include:

•	plastic and metal components, fasteners and assemblies for automobiles, light trucks, and other industrial uses.

Test & Measurement and Electronics: Businesses in this segment produce equipment, consumables, and related software for testing and measuring of materials and structures, as well as equipment and consumables used in the production of electronic subassemblies and microelectronics.

In the Test & Measurement and Electronics segment, products include:

•	equipment, consumables, and related software for testing and measuring of materials, structures, gases and fluids;

•	electronic assembly equipment and related consumable solder materials;

•	electronic components and component packaging;

•	static control equipment and consumables used for contamination control in clean room environments; and

•	pressure sensitive adhesives and components for telecommunications, electronics, medical and transportation applications.

Food Equipment: Businesses in this segment produce commercial food equipment and provide related service.

In the Food Equipment segment, products and services include:

•	warewashing equipment;

•	cooking equipment, including ovens, ranges and broilers;

•	refrigeration equipment, including refrigerators, freezers and prep tables;

•	food processing equipment, including slicers, mixers and scales;

•	kitchen exhaust, ventilation and pollution control systems; and

•	food equipment service, maintenance and repair.

Polymers & Fluids: Businesses in this segment produce adhesives, sealants, lubrication and cutting fluids, janitorial and hygiene products, and fluids and polymers for auto aftermarket maintenance and appearance.

In the Polymers & Fluids segment, products include:

•	adhesives for industrial, construction and consumer purposes;

•	chemical fluids which clean or add lubrication to machines;

•	epoxy and resin-based coating products for industrial applications;

•	hand wipes and cleaners for industrial applications;

•	fluids, polymers and other supplies for auto aftermarket maintenance and appearance;

•	fillers and putties for auto body repair; and

•	polyester coatings and patch and repair products for the marine industry.

Welding: Businesses in this segment produce arc welding equipment, consumables and accessories for a wide array of industrial and commercial applications.

In the Welding segment, products include:

•	arc welding equipment;

•	metal arc welding consumables and related accessories; and

•	metal jacketing and other insulation products.

Construction Products: Businesses in this segment produce construction fastening systems and truss products.

In the Construction Products segment, products include:

•	fasteners and related fastening tools for wood and metal applications;

•	anchors, fasteners and related tools for concrete applications;

•	metal plate truss components and related equipment and software; and

•	packaged hardware, fasteners, anchors and other products for retail.

Specialty Products: Diversified businesses in this segment produce beverage packaging equipment and consumables, product coding and marking equipment and consumables, and appliance components and fasteners.

In the Specialty Products segment, products include:

•	line integration, conveyor systems and line automation for the food and beverage industries;

•	plastic consumables that multi-pack cans and bottles and related equipment;

•	foil, film and related equipment used to decorate consumer products;

•	product coding and marking equipment and related consumables;

•	plastic and metal fasteners and components for appliances;

•	airport ground support equipment; and

•	components for medical devices.

Our principal executive offices are located at 3600 West Lake Avenue, Glenview, Illinois 60026, United States of America and our telephone number is +1(847) 724-7500.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Illinois Tool Works Inc.

Notes Offered	€500,000,000 aggregate principal amount of 1.750% notes due 2022.

€500,000,000 aggregate principal amount of 3.000% notes due 2034.

Maturity	The 2022 notes will mature on May 20, 2022 and the 2034 notes will mature on May 19, 2034.

Interest Payment Dates	Interest on the 2022 notes will be paid annually in arrears on May 20 of each year, beginning on May 20, 2015. Interest on the 2034 notes will be paid annually in arrears on May 19 of each year, beginning on May 19, 2015.

Ranking	The notes will be unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. Any payments made in dollars on any date will be converted from euros into dollars on the basis of the most recently available market exchange rate.

Denominations	We will issue the notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 in principal amount and multiples of €1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discount and estimated offering expenses payable by us, will be approximately €980 million. We intend to use these proceeds for general corporate purposes.

Optional Redemption	We may redeem all or part of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”

Redemption for Tax Reasons	We may redeem all, but not part, of the notes at any time if the tax laws of the United States (or any taxing authority in the United States) change and we become obligated to pay additional amounts on the notes as described under “Description of the Notes—Payment of Additional Amounts,” at par plus accrued and unpaid interest. See “Description of the Notes—Redemption for Tax Reasons.”

Additional Amounts	We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the notes as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Certain Covenants	The indenture for the notes limits our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. These limitations are subject to a number of important exceptions. See “Description of Notes—Covenants.”

Further Issuances	With respect to each series of notes, we may from time to time, without the consent of the existing holders of notes of the applicable series, issue additional notes of such series with the same terms and conditions as the notes of that series so that the additional notes will be consolidated and form a single series with the previously outstanding notes of the applicable series, provided that, with respect to each series of notes, if the additional notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate ISIN and Common Code. See “Description of Notes—General.”

Book-Entry	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., and registered in the name of the common depositary or its nominee. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch.

Listing	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York

Stock Exchange. We currently expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Governing Law	The indenture and the notes will be governed by the laws of the State of Illinois.

Risk Factors	See “Risk Factors” included in this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.

This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to Our Business

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2013 as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

Risks Related to the Offering

The notes are subject to prior claims of any of our secured creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but effectively subordinated to any secured debt to the extent of the value of the collateral securing such debt. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations to our secured creditors before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of March 31, 2014, we had total third-party liabilities of approximately $11.6 billion, including total third-party indebtedness of $7.6 billion, substantially all of which was unsecured.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Credit ratings of the notes may change and affect the market price and marketability of the notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market price or marketability of the notes and increase our corporate borrowing costs.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. As a result, no assurance can be given:

•	that an active trading market will develop or be maintained for the notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

An investment in the notes by a holder whose home currency is not the euro involves currency exchange risks.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros. An investment in the notes by a holder whose home currency is not the euro involves certain risks, including the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks and the magnitude of their potential effects generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the euro and certain currencies have been volatile, and each holder should be aware that volatility may occur in the future. Historic fluctuations or stability in any particular exchange rate, however, are not necessarily indicative of future fluctuations or stability in such exchange rate. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its interest rate and, in certain circumstances, could result in a loss to the holder.

Neither we, the underwriters, the trustee nor the paying agent with respect to the notes will be obliged to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into dollars or any other currency.

The notes permit us to make payments in dollars if we are unable to obtain euros.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into dollars on the basis of the then-most recently available market exchange rate for euros. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment of amounts in respect of the notes, an investor may bear currency exchange risk.

In a lawsuit for payment on the notes, investors may bear currency exchange risk until a court judgment is entered, which could be a significant amount of time. The indenture and our obligations under the notes are governed by Illinois law. Illinois law generally provides that courts should enter a judgment in the currency used by the parties, unless the parties otherwise agree. Judgment debtors, however, may elect to pay in the judgment currency or in dollars, with conversion from dollars into the judgment currency for payment of a non-dollar denominated judgment calculated on the banking day immediately preceding the date of payment. If a court does not enter a judgment in euros in a lawsuit for payment of amounts in respect of the notes, or if a euro-denominated judgment in the United States is only able to be enforced in dollars or the conversion into dollars of a euro-denominated judgment is otherwise delayed, investors would bear the currency exchange risk until the date of conversion.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

No additional amounts will be paid if payments on, or proceeds from a disposition of, the notes become subject to withholding under the Foreign Account Tax Compliance Act.

Under sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (commonly referred to as “FATCA”), debt instruments providing for U.S. source interest payments, such as the notes, are generally subject to a 30% U.S. withholding tax with respect to payments on, and proceeds from a disposition of, such debt instruments, if such payments or proceeds are received by foreign financial institutions and certain other non-U.S. entities, unless such foreign financial institution or non-financial foreign entity complies with FATCA or otherwise qualifies for an exemption. As a result of revised United States Treasury Regulations, this withholding tax will not be imposed on the notes so long as the notes are issued prior to July 1, 2014 (and not materially modified on or after such date). Although we will be required to pay additional amounts to true up holders of the notes for withholding or deduction for taxes under certain circumstances, we will not be required to pay any additional amounts in the event withholding is required with respect to any payments on, or the proceeds from a disposition of, the notes pursuant to FATCA. See “Description of Notes—Payment of Additional Amounts.” Prospective investors should consult their tax advisors regarding the potential impact of FATCA on their investment in the notes.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately €980 million (after deducting the underwriters’ discount and estimated offering expenses payable by us). We intend to use the net proceeds from the sale of the notes for general corporate purposes. Pending application of the proceeds of sale of the notes, we intend to invest such proceeds in short-term investments.

EXCHANGE RATES

The table below sets forth, for the periods indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros (expressed in dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the exchange rate used in this prospectus supplement is €1.00 = $1.3777 as at March 31, 2014.

Period	High	Low	Period Average(1)	Period End
2009	$1.5100	$1.2547	$1.3935	$1.4332
2010	1.4536	1.1959	1.3261	1.3269
2011	1.4875	1.2926	1.3931	1.2973
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3279	1.3816
January 2014	1.3862	1.3546	1.3618	1.3500
February 2014	1.3806	1.3507	1.3665	1.3806
March 2014	1.3927	1.3731	1.3828	1.3777
April 2014	1.3898	1.3704	1.3810	1.3870
May 2014 (through May 9)	1.3924	1.3763	1.3869	1.3763

(1)	The average of the noon buying rates on each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the three months ended March 31, 2014 is set forth below. You should read this table in conjunction with the consolidated financial statements and related notes to financial statements incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before income taxes and equity method earnings plus fixed charges and dividends of unconsolidated affiliates. “Fixed charges” consists of interest expense (which includes amortization of debt issuance costs) and an estimate of the interest within rental expense. The ratio was calculated by dividing the sum of the “fixed charges” into the sum of “earnings.” Interest related to income tax matters is included in income taxes in the consolidated statement of income and is excluded from the computation of fixed charges.

	For the Three Months Ended March 31, 2014	For the Years Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)	9.1x	9.3x	13.4x	10.3x	9.3x	6.1x

(1)	Certain reclassifications of prior years’ data have been made to conform to current year reporting, including discontinued operations. In addition, we divested a 51% majority interest in our Decorative Surfaces segment on October 31, 2012, which, due to our continuing involvement through our remaining 49% interest, is presented in continuing operations prior to October 31, 2012. See our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference in this prospectus supplement, for more detail regarding discontinued operations and the Decorative Surfaces transaction.

CAPITALIZATION

The following table sets forth our consolidated cash and equivalents and capitalization as of March 31, 2014 on a historical basis and on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our audited consolidated financial statements and related notes to financial statements in “Item 8. Financial Statements and Supplementary Data,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference in this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted
	(In millions)
Cash and equivalents(1)	$3,547	$4,895

Debt:
U.S. Dollar-denominated commercial paper(2)	$950	$950
5.15% notes due April 1, 2014	800	800
5.25% Euro notes due October 1, 2014	1,033	1,033
0.9% notes due February 25, 2017	649	649
1.95% notes due March 1, 2019	649	649
6.25% notes due April 1, 2019	700	700
4.88% senior notes due through December 31, 2020	7	7
3.375% notes due September 15, 2021	349	349
3.5% notes due March 1, 2024	698	698
4.875% notes due September 15, 2041	641	641
3.9% notes due September 1, 2042	1,090	1,090
1.750% notes due May 20, 2022 offered hereby(1)	—	682
3.000% notes due May 19, 2034 offered hereby(1)	—	675
Other borrowings	56	56

Total debt	7,622	8,979
Total stockholders’ equity	8,580	8,580

Total capitalization	$16,202	$17,559

(1)	The amount in the “As Adjusted” column is the dollar equivalent of the aggregate net proceeds received in cash and the aggregate principal amount of the notes being offered using the exchange rate of €1.00=$1.3763 on May 9, 2014.
(2)	The amount outstanding under our commercial paper program as of May 2, 2014 was approximately $381 million.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us” and “ITW” refer solely to Illinois Tool Works Inc. and not to its subsidiaries.

General

We will issue the 2022 notes and the 2034 notes each as a separate series of debt securities under the Indenture, dated November 1, 1986, as supplemented by a First Supplemental Indenture, dated May 1, 1990, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”), with certain terms of each series of notes being set forth in an officers’ certificate (together, the “indenture”). The following is a summary of the material provisions of the indenture, including certain definitions applicable to the notes and made part of the indenture by the officers’ certificate referred to above. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, not this description of notes, defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the indenture may be obtained from us. See “Where You Can Find More Information.”

The notes will not have the benefit of any sinking fund and will not be convertible or exchangeable. We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will be issued in book-entry form only. At our option, we may redeem the notes prior to maturity at the redemption prices described below.

The Bank of New York Mellon, London Branch will initially act as principal paying agent for the notes (the “paying agent”). The Bank of New York Mellon Trust Company, N.A. will initially act as registrar (the “registrar”) for the notes. Upon notice to the trustee, we may change any paying agent or registrar.

With respect to each series of notes, we may from time to time under the indenture, without the consent of the existing holders of notes of the applicable series, create and issue additional notes of such series with the same terms and conditions as the notes of that series, except for issue date, issue price and the first payment of interest thereon, provided that, with respect to each series of notes, if the additional notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate ISIN and Common Code. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of the applicable series.

Listing

We intend to apply to list the notes on the New York Stock Exchange to begin trading within 30 days after the original issue date of the notes. The listing application is subject to approval by the New York Stock Exchange.

Ranking

The notes will be our direct, unsecured obligations. They will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2014, we had total third-party liabilities of approximately $11.6 billion, including total third-party indebtedness of $7.6 billion, substantially all of which was unsecured.

Payments in Euros

Initial holders of notes will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Principal, Interest Payments and Maturity

The 2022 notes will initially be limited to €500,000,000 aggregate principal amount and will mature on May 20, 2022. The 2034 notes will initially be limited to €500,000,000 aggregate principal amount and will mature on May 19, 2034.

The notes of each series will bear interest at the applicable rate shown on the cover of this prospectus supplement, accruing from May 20, 2014 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the 2022 notes annually in arrears on May 20 of each year, beginning on May 20, 2015, and we will pay interest on the 2034 notes annually in arrears on May 19 of each year, beginning on May 19, 2015, in each case, to persons in whose names the notes are registered at the close of business on the preceding May 1. Interest payable at maturity on the notes will be paid to the persons to whom principal shall be payable. With respect to each series of notes, we will compute the amount of interest payable on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from (and including) the last date on which interest was paid on the notes of such series (or May 20, 2014, if no interest has been paid on the notes of such series) to (but excluding) the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Principal of and any premium or interest on the notes will be payable at the office of the paying agent at One Canada Square, London, United Kingdom E145AL and any other location we designate. The notes may be registered for transfer or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith) at the office of the registrar at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, United States of America. Initially, the paying agent’s office in London, United Kingdom and the registrar’s office in Chicago, Illinois, United States of America will serve as our office and agency for these respective purposes. We may elect that payment of interest on notes be made by wire transfer or by check mailed to the address of the appropriate person as it appears on the security register. So long as the registered owner of the notes is a common depositary of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream.

A “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the “TARGET2 system”), or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Optional Redemption

We may redeem the notes of each series, in whole or in part, on any date that is not less than three months prior to the stated maturity of such series, in each case, at our option, at a redemption price (calculated by us) equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

At any time on or after the date that is three months prior to the maturity date of the 2022 notes or the 2034 notes, as applicable, we may also redeem some or all of the maturing notes, at our option, at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

We will, or will cause the trustee on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes of the applicable series are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes of such series or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the trustee deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Payment of Additional Amounts

All payments of principal and interest on the notes by us will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), unless the withholding of such taxes, assessments or other governmental charge is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay as additional interest on notes such additional amounts (the “additional amounts”) as are necessary in order that the net payment by us of the principal of and interest on such notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any Relevant Taxing Jurisdiction, will not be less than the amount provided in such notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1.	to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the Relevant Taxing Jurisdiction;

b.	having a current or former connection with the Relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of such notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the Relevant Taxing Jurisdiction;

c.	being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder” of ITW as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

e.	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;

2.	to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to (a) submit an applicable United States Internal Revenue Service (“IRS”) Form W-8 (with any required attachments) to establish the status as a non-United States person as required for purposes of the portfolio interest exemption or IRS Form W-9 to establish the status as a United States person, or comply with other certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner of such notes, if compliance is required by statute, by regulation of the Relevant Taxing Jurisdiction or by an applicable income tax treaty to which the Relevant Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge or (b) comply with any informational gathering and reporting requirements or take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5.	to any tax, assessment or other governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

6.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

7.	to any withholding or deduction that is imposed on a payment and that is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

8.	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

9.	to any tax, assessment or other governmental charge that would not have been imposed or levied but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

10.	to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing such notes in the ordinary course of its lending business or (ii) that is neither (A) buying such notes for investment purposes only nor (B) buying such notes for resale to a third-party that either is not a bank or holding such notes for investment purposes only;

11.	to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

12.	in the case of any combination of items (1) through (11) above.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

If, (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of any Relevant Taxing Jurisdiction, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based on a written opinion of independent counsel selected by us, are likely to become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes of either series, or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of this prospectus supplement whether or not such act is taken with respect to us or any affiliate, that results in us being required or, based upon a written opinion of independent counsel selected by us, being likely to be required to pay such additional amounts, then we may at any time at our option redeem, in whole, but not in part, the notes of such series on not less than 15 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Covenants

The following covenants apply to the notes. Each of the covenants is subject to the provision for exempted indebtedness described below.

For your reference, we have provided below definitions of the capitalized terms used in the description of the covenants.

Limitation on Liens

We will not, nor will we permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed if such debt is secured by a mortgage, security interest, lien, pledge or other encumbrance (referred to in this prospectus supplement as a “lien”) on any Principal Property, or on any shares of stock or indebtedness of any Restricted Subsidiary, without in any such case effectively providing that the notes (and if we so choose, any other debt or obligation that ranks equally with the notes) are secured equally and ratably with, or prior to, such debt. These restrictions do not apply to debt secured by:

•	liens on property of a corporation existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with or purchased by us or a subsidiary;

•	liens on property existing at the time of its acquisition and certain purchase money liens;

•	liens securing the cost of construction of new plants, incurred within 180 days of completion of construction;

•	liens securing the debt of a Restricted Subsidiary owing to us or another Restricted Subsidiary;

•	liens in connection with the issuance of certain industrial revenue bonds or similar financings;

•	liens existing on the date of the indenture;

•	certain other liens specified in the indenture that are customarily exempted from restrictions in offerings of securities similar to the notes; and

•	any extensions, renewals or replacements, in whole or in part, of any lien referred to above, as long as the principal amount of debt secured by any such lien does not increase and the lien is limited to all or part of the same property that previously secured the lien.

Limitation on Sale and Lease-Back

We will not, nor will we permit any Restricted Subsidiary to, engage in a sale and lease-back transaction of any Principal Property (except for certain temporary leases and leases with a Restricted Subsidiary) unless:

•	we or the Restricted Subsidiary could (subject to the limitation on liens) incur debt secured by a lien on the Principal Property to be leased without equally and ratably securing the notes; or

•	within 180 days following such a transaction, we retire long-term debt equal to the value of the transaction.

Exempted Indebtedness

We and our Restricted Subsidiaries may incur debt and enter into sale and lease-back transactions without regard to the two covenants described above if the sum of such debt and the value of such sale and lease-back transactions on a cumulative basis does not exceed 10% of the Consolidated Net Tangible Assets (which is total assets less current liabilities, goodwill and other intangibles) as shown on our audited consolidated balance sheet in our latest annual report to our stockholders.

Definitions

“Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

“Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if:

•	substantially all of its property is located in the United States,

•	substantially all of its business is carried on in the United States, or

•	it is incorporated in any State of the United States.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants (it being understood that any obligation to pay Additional Amounts shall be determined mutatis mutandis, by treating the jurisdiction under the laws of which such successor or acquiring corporation or entity is organized and any political subdivision or taxing authority as therein having the power to tax, as a Relevant Taxing Jurisdiction). If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary, any Principal Property or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that the notes will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted Subsidiary that ranks equally with the notes) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction.

Events of Default

An event of default for any series of the notes includes the following:

•	failure to pay any installment of interest, including any additional amounts, on the notes of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the notes of that series when due;

•	failure to perform any of the other covenants or agreements in the notes or in the indenture and relating to the notes of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of notes issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of notes of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the notes, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the notes, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of notes then outstanding may declare the principal amount of that series of the notes to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the notes then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of notes unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding notes of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the notes; however, the trustee may decline to follow such direction in certain circumstances.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default. Neither the trustee nor the paying agent shall have any responsibility for effecting such currency conversions.

Modification and Amendment of the Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of the notes to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the notes; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the notes of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those notes. However, no such supplemental indenture will (1) extend the fixed maturity of any notes, reduce the principal amount (including in the case of discounted notes the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any notes are payable, without the consent of each holder of affected notes, or (2) reduce the aforesaid majority in principal amount of the notes of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all notes of such series.

Defeasance and Discharge of Indenture or Certain Obligations; Satisfaction and Discharge

At our option, we (1) will be discharged from all obligations under the indenture in respect of the notes of a series (except for certain obligations to register the transfer of or to exchange such notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture that are applicable to each series of notes (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or Federal Republic of Germany obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the applicable notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, an opinion of counsel based on a ruling from or published by the Internal Revenue Service (in the case of option (1)), or an opinion of counsel (in the case of option (2)), in each case to the effect that beneficial owners of the applicable notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of the option, and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to any series of notes and the notes of such series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and Federal Republic of Germany obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

In addition to the foregoing, at our option, we will be discharged from all our obligations under the indenture (except for certain obligations to register the transfer of or to exchange such notes and provide compensation and reimbursement of expenses to the trustee) in respect of the notes of a series of which all of the notes have been delivered to the trustee for cancellation (other than destroyed, lost or stolen notes that have been replaced or paid) or that have matured or will mature or be redeemed within one year (where arrangements satisfactory to the trustee for giving notice of redemption have been made), if we, among other things, irrevocably deposit with the trustee, in trust, money or Federal Republic of Germany obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the applicable notes when due.

“Federal Republic of Germany obligations” means direct noncallable obligations of the Federal Republic of Germany, noncallable obligations the payment of the principal of and interest on which is fully guaranteed by the Federal Republic of Germany, and noncallable obligations on which the full faith and credit of the Federal Republic of Germany is pledged to the payment of the principal thereof and interest thereon.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with Trustee

The Bank of New York Mellon Trust Company, N.A. currently serves as the trustee with respect to certain of our other outstanding debt securities.

Open Market Purchases

We may at any time and from time to time purchase notes in the open market or otherwise.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Notes

The notes of each series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros, except as described in this prospectus supplement under “Exchange Rates” and “Description of Notes—Payments in Euros.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If Euroclear or Clearstream at any time notifies us that it is unwilling or unable to continue as a clearing system with respect to a global note, or if Euroclear or Clearstream becomes ineligible to serve as such clearing system, and we do not appoint a successor clearing system (which could be either Euroclear or Clearstream alone) within 90 days, we will issue notes in definitive form in exchange for the global notes. In addition, we may at any time and in our sole discretion determine not to have any series of notes represented by one or more global notes and, in such event, we will issue notes of that series in definitive form in exchange for the global note or notes. In any such instance, if we issue registered notes in exchange for global notes, we will register the definitive notes in such names and in such denominations authorized under the indenture as Euroclear or Clearstream, pursuant to instructions from its direct or indirect participants or otherwise, instructs the trustee. The trustee will deliver the registered definitive notes to or on the order of the persons in whose names they are registered.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes by Non-U.S. Holders (as defined below) issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, United States Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	entities treated as partnerships, S corporations or other pass-through entities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and assumes the notes are issued at a price that does not reflect more than a statutorily defined de minimis amount of original issue discount. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity taxable as a partnership holds the notes, the tax treatment of the partners in such entity will generally depend on the status of the particular partner in question and the activities of such entity. Accordingly, entities taxable as partnerships holding the notes and the partners in such entities should consult their own tax advisors as to the specific tax consequences to them.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The following summary of material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of the notes who is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest and Additional Amounts

Interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower income tax treaty rate) provided that:

•	the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of the Code) and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides the relevant withholding agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a United States person. In addition, if the Non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits may be subject to a branch profits tax at a rate of 30% or lower applicable income tax treaty rate.

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Payment of Additional Amounts”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments may be treated as interest subject to the rules applicable to interest payments discussed above and below, as additional sums paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder who is subject to U.S. federal withholding tax on any additional amounts should consult such holder’s own tax advisor as to whether the Non-U.S. Holder can obtain a refund for all or a portion of the withholding tax.

Sale or Other Taxable Disposition

Any gain realized by a Non-U.S. Holder on the sale or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “—Payments of Interest and Additional Amounts”) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a United States person, and if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower income tax treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments that are made to the Non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, and the holder has provided the statement described above under “—Payments of Interest and Additional Amounts.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. However, the relevant withholding agent may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against such holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Under sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), debt instruments providing for U.S. source interest payments, such as the notes, are generally subject to a 30% U.S. withholding tax with respect to payments on, and proceeds from a disposition of, such debt instruments, if such payments or proceeds are received by foreign financial institutions and certain other non-U.S. entities, unless such foreign financial institution or non-financial foreign entity complies with FATCA or otherwise qualifies for an exemption. As a result of revised United States Treasury Regulations, this withholding tax will not be imposed on the notes so long as the notes are issued prior to July 1, 2014 (and not materially modified on or after such date). Although we will be required to pay additional amounts to true up holders of the notes for withholding or deduction for taxes under certain circumstances, we will not be required to pay any additional amounts in the event withholding is required with respect to any payments on, or the proceeds from a disposition of, the notes pursuant to FATCA. See “Description of Notes—Payment of Additional Amounts.” Prospective investors should consult their tax advisors regarding the potential impact of FATCA on their investment in the notes.

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and J.P. Morgan Securities plc, Goldman, Sachs & Co. and Société Générale as representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Underwriters	Principal Amount of 2022 notes	Principal Amount of 2034 notes
J.P. Morgan Securities plc	€130,000,000	€130,000,000
Goldman, Sachs & Co.	110,000,000	110,000,000
Société Générale	110,000,000	110,000,000
Banca IMI S.p.a.	20,000,000	20,000,000
Barclays Bank PLC	20,000,000	20,000,000
Commerzbank AG	20,000,000	20,000,000
Danske Bank A/S	20,000,000	20,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	10,000,000	10,000,000
Citigroup Global Markets Limited	10,000,000	10,000,000
HSBC Bank plc	10,000,000	10,000,000
ING Financial Markets LLC	10,000,000	10,000,000
Merrill Lynch International	10,000,000	10,000,000
Mizuho International plc	10,000,000	10,000,000
Wells Fargo Securities, LLC	10,000,000	10,000,000

Total	€500,000,000	€500,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the sixth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.300% of the principal amount of the 2022 notes and 0.375% of the principal amount of the 2034 notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.125% of the principal amount of the 2022 notes and 0.250% of the principal amount of the 2034 notes. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at €1.4 million and are payable by us.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Us
Per 2022 note	0.425%
Per 2034 note	0.625%
Total	€5,250,000

New Issue of Notes

The notes are new issues of securities with no established trading market. Although we intend to apply to list the notes on the New York Stock Exchange and we currently expect trading in the notes to begin within 30 days after the original issue date, we cannot assure you that the notes will become or remain listed or admitted to trading. We may not obtain or maintain such listing on the New York Stock Exchange and if we do not obtain or maintain such listing, we do not intend to list them on any other securities exchange. Failure of the notes to be admitted to listing on, or the delisting of the notes from, the New York Stock Exchange may have a material adverse effect on a holder’s ability to sell the notes. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the issue of the notes, the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) also may impose a penalty bid. This occurs when the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) repays to the underwriters a portion of the underwriting discount received by it because the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) has repurchased notes sold by or for the account of the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in stabilizing or short covering transactions. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) will undertake any stabilization action or that, once commenced, any stabilization action will not be discontinued without notice.

Other Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing credit facility. In particular, the underwriters or their affiliates may hold outstanding commercial paper issued by us.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or affiliates may hedge their credit exposure to us consistent with their customary risk management practices. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Relevant Member State of the EEA that has implemented the Prospectus Directive with effect from and including the Relevant Implementation Date, an offer of the notes may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the several underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The sellers of notes have not authorized and do not authorize the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters with a view to underwriting the notes as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of notes, other than the underwriters, is authorized to make any further offer of notes on behalf of the sellers or the underwriters.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (the “CMO”) or which do not constitute an offer or invitation to the public for the purposes of the CMO or the SFO. No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined under the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Japan Financial Instruments and Exchange Law and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Japan Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed for or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Janet O. Love, Esq., Deputy General Counsel and Assistant Secretary, Drinker Biddle & Reath LLP, Chicago, Illinois, and Latham & Watkins LLP, Chicago, Illinois. Ms. Love is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees. As of May 12, 2014, Ms. Love beneficially owns 5,190 shares of our common stock. Certain legal matters relating to the notes will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois, and Davis Polk & Wardwell LLP, New York, New York. Winston  & Strawn LLP provides legal services to ITW and its subsidiaries from time to time.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Illinois Tool Works Inc.’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ILLINOIS TOOL WORKS INC.

Debt Securities

We may offer to sell from time to time debt securities. This prospectus provides you with a general description of the securities we may offer. We will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

The debt securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors included and incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under a shelf registration process. Under this shelf registration process, we may sell debt securities under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus we use the terms “ITW,” the “Company,” “we,” “us,” and “our” to refer to Illinois Tool Works Inc. and our consolidated subsidiaries. References to “debt securities” include any debt security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to this prospectus and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor any underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of debt securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

3.	Current Reports on Form 8-K filed on January 13, 2012, February 7, 2012, February 13, 2012, February 23, 2012, April 6, 2012, May 10, 2012 and August 17, 2012 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Maria C. Green, Secretary

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

(847) 724-7500

Documents may also be available on our website at www.itw.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intends,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, including, without limitation, statements regarding the expected acquisition or disposition of businesses, the availability of raw materials and energy, the expiration of any one of our patents, the cost of compliance with environmental regulations, economic conditions in certain geographic regions, the adequacy of internally generated funds and credit facilities, the meeting of dividend payout objectives, the ability to fund debt service obligations, the likelihood of future goodwill or intangible asset impairment charges, our portion of future benefit payments related to pension and postretirement benefits, the availability of additional financing, the outcome of outstanding legal proceedings, the impact of adopting new accounting pronouncements and the estimated timing and amount related to the resolution of tax matters. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) weakness or downturns in the markets we serve, (2) changes or deterioration in international and domestic political and economic conditions, (3) potential negative impact of acquisitions on our profitability and return on invested capital, (4) the risk of intentional acts of our employees, agents or business partners that violate anti-corruption and other laws, (5) the unfavorable impact of foreign currency fluctuations, (6) decreases in credit availability, (7) raw material price increases and supply shortages, (8) an interruption in, or reduction in, introducing new products into our product lines, (9) an unfavorable environment for making acquisitions, domestic and international, including adverse accounting or regulatory requirements and market values of candidates, (10) unfavorable tax law changes and tax authority rulings, (11) financial market risks to our obligations under our defined benefit pension plans, and (12) potential adverse outcome in legal proceedings. The risks covered here are not all inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, in any prospectus supplement, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

THE COMPANY

We are a multinational manufacturer of a diversified range of industrial products and equipment. As of December 31, 2011, our businesses operate in 58 countries and are reported internally as 52 operating segments to senior management. These operating segments have been aggregated into eight external reportable segments.

80/20 Business Process

A key element of our business strategy is our continuous 80/20 business process for both existing businesses and new acquisitions. The basic concept of this 80/20 business process is to focus on what is most important (the 20% of the items which account for 80% of the value) and to spend less time and resources on the less important (the 80% of the items which account for 20% of the value). Our operations use this 80/20 business process to simplify and focus on the key parts of their business, and as a result, reduce complexity that often disguises what is truly important. Our operations utilize the 80/20 process in various aspects of their business. Common applications of the 80/20 business process include:

•	Simplifying product lines by reducing the number of products offered by combining the features of similar products, outsourcing products or, as a last resort, eliminating low-value products.

•	Segmenting the customer base by focusing on the 80/20 customers separately and finding alternative ways to serve the 20/80 customers.

•	Simplifying the supplier base by partnering with 80/20 suppliers and reducing the number of 20/80 suppliers.

•	Designing business processes, systems and measurements around the 80/20 activities.

The result of the application of this 80/20 business process is that we have over time improved our long-term operating and financial performance. These 80/20 efforts can result in restructuring projects that reduce costs and improve margins. Corporate management works closely with those businesses that have operating results below expectations to help those businesses better apply this 80/20 business process and improve their results.

We were founded in 1912 and incorporated in Delaware in 1915. Our principal offices are located at 3600 West Lake Avenue, Glenview, Illinois 60026. Our telephone number is (847) 724-7500. We maintain a website at www.itw.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the six months ended June 30, 2012 is set forth below. You should read this table in conjunction with the consolidated financial statements and related notes to financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information.”

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before income taxes and equity method earnings plus fixed charges and dividends of unconsolidated affiliates. “Fixed charges” consists of interest expense (which includes amortization of debt issuance costs) and an estimate of the interest within rental expense. The ratio was calculated by dividing the sum of the “fixed charges” into the sum of “earnings.” Interest related to income tax matters is included in income taxes in the consolidated statement of income and is excluded from the computation of fixed charges.

	Six Months Ended June 30, 2012	Fiscal Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	11.8x	11.3x	10.1x	6.5x	11.9x	17.7x

(1)	Certain reclassifications of prior years’ data have been made to conform to current year reporting, including discontinued operations. Fiscal years 2010 and 2009 have been restated for the elimination of the one-month lag for the reporting of our international operations outside of North America. See “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2011 for more detail regarding discontinued operations and the elimination of the one-month lag.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the debt securities to which a prospectus supplement may relate. We may issue debt securities from time to time in one or more series. Each time we offer debt securities, the prospectus supplement related to that offering will describe the applicable terms.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract to be entered into by us and a financial institution, acting as trustee on your behalf. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs for us certain administrative duties, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

Because this section is a summary of the material terms, it does not describe every aspect of the debt securities. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, as described below, including definitions of some terms used in the indenture. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture.

References to “ITW,” “we,” “us” and “our” in this section are only to Illinois Tool Works Inc. and not to its subsidiaries.

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured senior obligations of our company. As senior debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by ITW or its subsidiaries.

The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, one or more authorizing resolutions and an officers’ certificate or a supplemental indenture, if any, relating to that series.

You should read the prospectus supplement relating to a particular series of debt securities for the following terms of the series of debt securities offered by that prospectus supplement and this prospectus:

•	the designation of the debt securities;

•	the limit upon the aggregate principal amount of the debt securities;

•	the rate or rates at which the debt securities will bear interest, if any, or the formula by which interest will accrue;

•	the dates from which interest will accrue, the interest payment dates on which such interest will be payable, and the record date for the interest payable on any interest payment date;

•	the maturity date of the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part;

•

our obligation, if any, to redeem or purchase the debt securities pursuant to a sinking, purchase or analogous fund or at the option of the holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•

whether any of the debt securities may be redeemed at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which, and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part;

•	if other than the principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of maturity;

•

if other than denominations of $1,000, if registered, and $5,000, if unregistered, and any integral multiples of the applicable denominations for debt securities denominated in dollars, the denominations in which the debt securities will be issuable;

•	the form of security to be used to evidence ownership of the debt securities;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable;

•	any additional offices or agencies maintained for the registration of transfer, exchange and payment of the debt securities;

•	whether the debt securities will be issued as registered securities or as unregistered securities, with or without coupons;

•

whether unregistered debt securities may be exchanged for registered debt securities and whether registered debt securities may be exchanged for unregistered debt securities and the circumstances under which and the place or places where any such exchanges, if permitted, may be made;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global security or securities and whether any global securities of such series will be issuable initially in temporary form, and whether any global securities of such series will be issuable in definitive form, with or without coupons, and, if so, whether beneficial owners of interests in any such definitive global security may exchange such interests for debt securities of such series and the circumstances under which and the place or places where any such exchange may occur;

•

if other than dollars, the coin, or currency or currencies, or currency unit or units in which the debt securities will be denominated and in which payment of the principal, premium, and interest, if any, on the debt securities will be payable;

•

if the principal, premium, and interest, if any, on the debt securities are to be payable at the election of us or a holder thereof or under some or all other circumstances, in a coin, or currency or currencies, or currency unit or units other than that in which the debt securities are denominated, the period or periods within which, and the terms and conditions upon which, such election may be made, or the other circumstances under which any of the debt securities are to be so payable, and any provision requiring the holder thereof to bear currency exchange costs by deduction from such payments;

•

if the principal, premium, and interest, if any, on the debt securities may be determined with reference to a currency, currency unit, commodity or financial or non-financial index or indices, then the manner in which such amounts will be determined;

•

whether and under what circumstances and with what procedures and documentation we will pay additional amounts on any of the debt securities and coupons, if any, of such series to any holder who is a Non-U.S. Holder (as defined in the prospectus supplement relating to the debt securities), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay additional amounts (and the terms of any such option);

•

the person to whom any interest on any registered debt security will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest, the manner in which, or the person to whom, any interest on any unregistered debt security of such series will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided below;

•

whether some of the provisions relating to the defeasance and discharge of the debt securities, or certain obligations relating thereto, described below under “Defeasance and Discharge of Indenture or Certain Obligations” will be applicable to the debt securities; and

•	any other terms of the debt securities (which will not be inconsistent with the provisions of the indenture).

The principal, premium, and interest, if any, will be payable at the time or times and in the manner provided in the prospectus supplement relating to any series of debt securities. In the case of registered securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date. Any paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement relating to those debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

The debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument or instruments of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (of like aggregate principal amount and in any authorized denominations) at the office or agency maintained by us (initially the principal office of the trustee in Chicago, Illinois or another office designated by the trustee). The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of debt securities. We will not be required to (1) issue, register the transfer of, or exchange debt securities for a period of 15 days prior to the redemption of any of the debt securities of that series or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We have appointed the trustee under the indenture as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any series of debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the affected debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form, with or without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below.

We may issue debt securities with terms different from those of debt securities that may already have been issued. There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars may also be set forth in the prospectus supplement, if applicable.

We will comply with Section 14(c) of the Exchange Act, and any other tender offer rules within the Exchange Act, which may then be applicable, if we are obligated to purchase debt securities at the option of the holders of the securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default described below or covenants of ITW in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

If any debt securities are convertible, they may be convertible into or exchangeable for securities, property or cash, or a combination of the foregoing, and the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the securities, property or cash into which the debt securities are convertible or for which they are exchangeable;

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or our company;

•	provisions for adjustment of the conversion price or the exchange ratio;

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and

•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities or property to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities or property as of a time stated in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture governing these debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the indenture.

Principal of, any premium and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. None of ITW, the trustee, the paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of the participants.

The indenture provides that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the indenture and a successor depositary is not appointed by us within 90 days of written notice or (2) we determine that the debt securities of a particular series will no longer be represented by Global Securities and execute and deliver to the trustee a company order to that effect, the Global Securities will be exchanged for debt securities of the series in definitive form and in an aggregate principal amount equal to the principal amount of the Global Securities being exchanged. The definitive debt securities will be registered in such name or names as the depositary instructs the trustee. We expect that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary (as defined below), any Principal Property (as defined below) or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that any series of debt securities outstanding under the indenture will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted

Subsidiary that ranks equally with such debt securities) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction. As used herein, “Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if: (1) substantially all of its property is located in the United States, (2) substantially all of its business is carried on in the United States, or (3) it is incorporated in any State of the United States. “Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to any series of debt securities issued:

•	failure to pay any installment of interest on the debt of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the debt securities of that series when due;

•

failure to perform any of the other covenants or agreements in the debt securities or in the indenture and relating to the debt securities of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of debt securities of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the debt securities, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities then outstanding may declare the principal amount of that series of the debt securities to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the debt securities then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of debt securities unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding debt securities of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the debt securities; however, the trustee may decline to follow such direction in certain circumstances.

Modification and Amendment of Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of any series of debt securities to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the debt securities; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the securities of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those securities. However, no such supplemental indenture will (1) extend the fixed maturity of any securities, reduce the principal amount (including in the case of discounted securities the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any securities are payable, without the consent of each holder of affected securities, or (2) reduce the aforesaid majority in principal amount of the securities of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all securities of such series.

Defeasance and Discharge of Indenture or Certain Obligations

At our option, we (1) will be discharged from all obligations under the indenture in respect of the debt securities of a series (except for certain obligations to register the transfer of or to exchange debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, a ruling from or published by the Internal Revenue Service (in the case of option 1) or an opinion of counsel (in the case of option 2) to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of the option, as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with the Trustee

The trustee under the indenture, The Bank of New York Mellon Trust Company, N.A., currently serves as the trustee with respect to certain of our other outstanding debt securities.

PLAN OF DISTRIBUTION

We may sell our securities on a continuous or delayed basis in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, the place and time of delivery of the securities, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and their affiliates may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters with respect to the validity of the issuance of the debt securities will be passed upon for us by Janet O. Love, Esq. (or other senior general counsel as may be designated by us). Ms. Love, in her capacity as Deputy General Counsel and Assistant Secretary, is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees. As of August 21, 2012, Ms. Love beneficially owns 2,000 shares of our common stock. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Illinois Tool Works Inc.’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s election to change its method of accounting to eliminate a one-month lag for reporting its international operations outside of North America). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

€1,000,000,000

ILLINOIS TOOL WORKS INC.

€500,000,000  1.750% Notes due 2022

€500,000,000  3.000% Notes due 2034

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co	J.P. Morgan	Société Générale Corporate & Investment Banking
(All Notes)	(All Notes)	(All Notes)

Barclays			Commerzbank			Banca IMI			Danske Bank
(2022 Notes)			(2022 Notes)			(2034 Notes)			(2034 Notes)

Co-Managers

Banca IMI	Barclays	BBVA	BofA Merrill Lynch	Citigroup	Commerzbank	Danske Bank	HSBC	ING	Mizuho Securities	Wells Fargo Securities
(2022 Notes)	(2034 Notes)	(All Notes)	(All Notes)	(All Notes)	(2034 Notes)	(2022 Notes)	(All Notes)	(All Notes)	(All Notes)	(All Notes)

May 12, 2014